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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus of the Vista Capital Advantage Variable Annuity, which constitutes part of this Registration Statement on Form S-3, of our report dated February 11, 2003 appearing on page F-2 of AIG SunAmerica Life Assurance Company's (formerly, Anchor National Life Insurance Company) Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated October 31, 2003, relating to the financial statements of Variable Annuity Account Two of AIG SunAmerica Life Assurance Company in such Prospectus. We also consent to the reference to us under the heading "Independent Accountants" in such Prospectus.



PricewaterhouseCoopers LLP
Los Angeles, California
December 8, 2003